Exhibit 99.3

CONSENT OF EVERCORE GROUP L.L.C.
March 26, 2020
The Board of Directors
Franklin Financial Network, Inc.
722 Columbia Ave.
Franklin, TN 37064
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated January 21, 2020, to the Board of Directors of Franklin Financial Network, Inc. (“Franklin”) as Annex C to, and the references thereto under the captions “SUMMARY—Opinion of Franklin’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER— Franklin’s Reasons for the Merger; Recommendation of Franklin’s Board of Directors” and “THE MERGER— Opinion of Franklin’s Financial Advisor” in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by FB Financial Corporation with the U.S. Securities and Exchange Commission on March 26, 2020 (the “Registration Statement”), relating to the proposed merger involving FB Financial Corporation, Paisley Acquisition Corporation and Franklin.
Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

/s/ Evercore Group L.L.C.